EXHIBIT 99.2
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    Transbotics Enters into a Definitive Asset Purchase Agreement with Automotion Systems Inc.

    CHARLOTTE, N.C.--(BUSINESS WIRE)--April 27, 2007--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), has entered into a Definitive Asset Purchase Agreement with AutoMotion Systems Inc. ("AutoMotion"), which was completed yesterday. Transbotics acquired $167,604 of current assets, including inventory and work in process and $71,898 of fixed, research and development and intangible assets for a total purchase price of $239,502. The acquisition will allow Transbotics to fill a product gap that it currently has with smaller less technologically demanding vehicles that can be used in a wide array of industries.

    "The purchase of AutoMotion's assets allows us the ability to create a broader product line that we can offer our current customers as well as new customers for whom we could not previously supply solutions. These vehicles are used for smaller payloads and repetitive operations, which can be used in warehouse, distribution, medical and automotive operations just to name a few" stated Charlie Robison, CEO of Transbotics Corporation. The owner of AutoMotion, Mr. Neville Croft, will continue to work with his existing customers as well as cross selling Transbotics' current vehicles as Vice President Sales - Automotion.

    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The company is a North American automation solutions integrator that manufactures, installs and supports various automation technologies including AGVs, robots, conveyors, batteries, chargers, motors and other related products.

    Transbotics provides unique automation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

    CONTACT: Transbotics Corporation
             Claude Imbleau, 704-362-1115
             President & CFO